EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 3/12/25.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/11/2025	Sell	26,362	17.91